Exhibit 99.2
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D with respect to the Common stock, $0.0001 par value, of Innovative Food Holdings, Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

Dated: September 7, 2021
BANDERA MASTER FUND L.P.

By:	Bandera Partners LLC, as Investment Manager

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm
	Title:	Managing Director

BANDERA PARTNERS LLC

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm
	Title:	Managing Director

/s/ Gregory Bylinsky
GREGORY BYLINSKY

/s/ Jefferson Gramm
JEFFERSON GRAMM